April 24, 1997



Frederick Brewing Co.
4607 Wedgewood Boulevard
Frederick, MD  21703

         Re:      Registration Statement on
                  Form S-3 File ("Registration Statement")

Gentlemen:

         You have requested our opinion as to the legality of the issuance by you (the "Corporation") of an estimated 2,161,431 shares of common stock, par value $.00004 ("Shares") including 56,250 Shares currently outstanding; an estimated 1,071,376 Shares issuable upon conversion of the Series B Convertible Preferred Stock ("Series B Stock"), 251,660 Shares issuable upon conversion of the 8% Cumulative Convertible Preferred Stock Series A ("Series A Stock") and 782,145 Shares issuable upon exercise of warrants and options, all as further described in the Registration Statement in the form filed today with the U.S. Securities and Exchange Commission.

        As your counsel, we have reviewed and examined:

        1.        The Articles of Incorporation of the Corporation;

        2.        The Bylaws of the Corporation;

        3.        A copy of certain resolutions of the corporation;

        4.        The Registration Statement;

        5. The Articles Supplementary filed with the Maryland Secretary of State describing the terms of the Series A Stock and Series B Stock;

        6.        Engagement letter dated November 19, 1996 between the Company and Compass
                  Capital;

Frederick Brewing Co.
April 24, 1997
Page -2-
        7.        Term sheet between the Company and Aragon Investment Services;

        8.        Lead Generation/Corporate Relations Agreement between the
                   Company and
                  Corporate Relations Group Inc.;

        9.        Form of Warrants between the Company and World Capital
                     Funding, Inc.; and

        10. Such other matters as we have deemed relevant in order to form our opinion.

        In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

        Based upon the foregoing, we are of the opinion that the Shares to be offered pursuant to the Registration Statement, if sold as described in the Registration Statement (and as to shares issuable upon warrants or options if the warrants or options are exercised in accordance with their terms), will be legally issued, fully paid and nonassessable, provided that no less than par value is paid for any Shares.

        No opinion is expressed herein as to the application of state securities or Blue Sky laws.

        This opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

        Notwithstanding the above, we consent to the reference to our firm name in the Prospectus filed as a part of the Registration Statement and the use of our opinion in the Registration Statement. In giving these consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,



HAND & HAND